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As filed with the Securities and Exchange Commission on March 5, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Novartis AG
(Exact name of Registrant as specified in its charter)

Novartis Inc.
(Translation of Registrant's name into English)

Switzerland
(State or other jurisdiction of incorporation or organization)

Not Applicable
(I.R.S. Employer Identification No.)

Lichtstrasse 35
4056 Basel
Switzerland
Tel: +41-61-324-1111
(Address and telephone number of Registrant's principal executive offices)

Thomas Werlen
Novartis AG
Lichtstrasse 35
4056 Basel
Switzerland
Tel: +41-61-324-1111
(Name, address and telephone number of agent for service)

Copies of all communications to:

Peter Harwich
Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
(212) 610-6300

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is filed as a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

         If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Ordinary Shares of Novartis AG, nominal value CHF 0.5 per share(1)	43,000	$41.03	$1,764,290	$69.34

(1)
The ordinary shares will be represented by American Depositary Shares (ADSs), each of which currently represents one ordinary share. A separate Registration Statement on Form F-6 (Registration No. 333-137108) has been filed for the registration of American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the ordinary shares.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices for the registrant's ordinary shares reported on the Swiss Exchange on March 3, 2009 of CHF 41.03 per ordinary share, translated into U.S. dollars at an exchange rate of CHF 1.00 = U.S. 0.85 (the Bloomberg currency exchange rate on that date).

PROSPECTUS

Novartis AG—American Depositary Shares

ADS DIRECT PLAN

        Novartis AG ("Novartis"), a Swiss company, has offered the Novartis ADS Direct Plan (the "Plan") since 2001. The Plan provides investors in the United States with an easy and inexpensive way to invest in Novartis and systematically increase their holdings in Novartis. Novartis has amended and updated the Plan to adapt to changes in the marketplace.

        The Plan holds Novartis American Depositary Shares (the "ADSs"), which are listed on the New York Stock Exchange under the trading symbol "NVS." The Plan is open to new investors, as well as to existing holders of ADSs in the United States.

        Key features of the Plan:

    •
    Free enrollment if you hold at least one ADS in your name. New investors may make an initial direct purchase of ADSs in an amount of at least $500.

    •
    Purchase ADSs without a personal broker and with no fees or brokerage commissions.

    •
    Invest as little as $100 or as much as $120,000 in ADSs in any calendar year.

    •
    Purchase additional ADSs as often as twice a week by sending a check to the administrator.

    •
    Purchase additional ADSs monthly through automatic bank debit.

    •
    Hold ADSs safely and inexpensively through book-entry accounts.

    •
    Reinvest all cash dividends declared in additional ADSs, unless you elect otherwise.

    •
    Convenience of making certain transaction requests by telephone or through the internet.

        Please read this prospectus carefully before investing and retain it for your future reference.

        Investing in the ADS Direct Plan involves risks. See "Risk Factors" on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 5, 2009

        You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. Novartis has not authorized anyone to provide you with different information. Novartis is not making an offer to sell ordinary shares or ADSs in any state or country where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the relevant document.

Risk Factors

        Investing in our ADSs involves risks. Before making your decision to participate in the ADS Direct Plan and to invest in our ADSs, you should read and carefully consider the "Risk Factors" beginning on page 6 of our Annual Report on Form 20-F for the year ended December 31, 2008, which are incorporated herein by reference. Any of these risks as well as additional risks and uncertainties not presently known to us or that we currently deem immaterial may materially and adversely affect our business, financial condition, results of operations and prospects.

Introduction

        In this prospectus, "Novartis" refers only to "Novartis AG" and does not include any current or future subsidiaries of Novartis. References to "U.S. dollars," "USD" or "$" are to the lawful currency of the United States and references to "Swiss francs" or "CHF" are to the lawful currency of Switzerland.

Novartis

        Novartis AG was incorporated on February 29, 1996 under the laws of Switzerland as a stock corporation (Aktiengesellschaft) with an indefinite duration. On December 20, 1996, our predecessor companies, Ciba-Geigy AG and Sandoz AG, merged into this new entity, creating the Novartis Group. Novartis AG is domiciled in and governed by the laws of Switzerland. Its principal office is located at Novartis AG, Lichtstrasse 35, 4056 Basel, Switzerland, and its telephone number is +41 61 324 1111.

        Novartis is organized as a holding company which owns, directly or indirectly, all significant operating companies of the Novartis Group. The Novartis Group is a multinational group of companies specializing in the research, development, manufacturing and marketing of innovative healthcare products and provides healthcare solutions that address the evolving needs of patients and societies worldwide with a broad portfolio that includes innovative medicines, preventive vaccines and diagnostic tools, generic pharmaceuticals and consumer health products.

        Novartis' businesses are divided on a worldwide basis into the following four operating divisions:

  •
  Pharmaceuticals (brand-name patented pharmaceuticals)

  •
  Vaccines and Diagnostics (human vaccines and blood-testing diagnostics)

  •
  Sandoz (generic pharmaceuticals)

  •
  Consumer Health (over-the-counter medicines, animal health medicines, and contact lenses and lens-care products)

        The ordinary shares of Novartis are listed in Switzerland on SIX Swiss Exchange and traded on SWX Europe under the symbol "NOVN.VX" and the ADSs are listed on the New York Stock Exchange under the symbol "NVS." Novartis employed approximately 96,700 full-time equivalent associates as of December 31, 2008 and has operations in approximately 140 countries around the world.

ADSs

        ADSs are equity securities known as "American Depositary Shares," which trade on the New York Stock Exchange under the trading symbol "NVS" at prices quoted in U.S. dollars. Each ADS represents one Novartis "ordinary share." Ordinary shares are the Swiss equivalent of common stock in a U.S. corporation. Novartis ordinary shares are registered in Switzerland and trade at prices quoted in Swiss francs. Novartis announces its cash dividends in Swiss francs. However, dividends declared on your ADSs will be paid in U.S. dollars.

 Direct Registration

        Novartis is a participant in the Direct Registration System ("DRS"). DRS is a method of recording ADSs in electronic or book-entry form, meaning your ADSs are registered in your name on the books of JPMorgan Chase Bank, N.A. as the depositary bank for Novartis' ADR program without the need for physical American Depositary Receipts ("ADRs"). ADSs held in book-entry have all the traditional rights and privileges of ADRs held in certificated form.

        DRS eliminates the risk and cost of storing certificates, while enabling you to maintain the benefits of direct ownership, including the ability to participate in the Plan. You may at any time choose to have all or a portion of your book-entry ADSs transferred to your broker electronically by contacting your broker-dealer. When using your broker to facilitate a transfer of ADSs, provide them with a copy of your DRS account statement.

        Novartis ADSs that are issued in the future will be issued in book-entry form rather than in the form of physical certificates unless you specify otherwise. You may convert any ADR certificate(s) you currently hold to book-entry form, by sending the ADR certificate(s) to the administrator with a request to deposit them to your DRS account. There is no cost to you for this custodial service.

        You do not need to participate in the Plan to be eligible to deposit ADRs into a DRS account.

Summary of the Plan

        The following is a summary of the material provisions of the Plan, but does not restate the Plan in its entirety. The following summary is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Plan which is incorporated by reference into this prospectus and has been filed as an exhibit to the Registration Statement of which this prospectus is a part.

        If you wish to obtain a copy of the Plan or have any questions about the Plan, you may call JPMorgan Chase Bank, N.A., the administrator of the Plan, at 1-877-816-5333.

Eligibility and Enrollment

        The Plan is open to investors residing in the United States, its territories and possessions. You will not be required to pay an enrollment fee or brokerage fee for the purchase of ADSs.

        New Investors.    If you do not yet own any ADSs, you may enroll in the Plan by completing an Account Authorization Form and returning it to the administrator with a check for a minimum of $500 and up to a maximum of $120,000.

        Registered ADS Holders.    If you have at least one ADS registered in your own name, you can enroll your ADSs in the Plan by completing an Account Authorization Form and returning it by mail to the administrator.

        "Street Name" Holders.    If you already own ADSs through a bank nominee or broker in "street name," you may enroll in the Plan by instructing your bank, broker or trustee to have at least one of your ADSs registered in your name. You can then enroll your ADSs in the Plan by completing an Account Authorization Form and returning it by mail to the administrator.

        All completed authorization forms should be returned to the administrator by first class mail, return receipt requested, to:

Novartis ADS Direct Plan
c/o JPMorgan Chase Bank, N.A.
P.O. Box 64503
St. Paul, MN 55164-0503

        Novartis reserves the right to deny, modify, suspend or terminate participation by any person or entity.

Additional Investments in ADSs

        After enrollment, you may buy additional ADSs no more than twice a week by mailing a check to the administrator or by automatic monthly bank debits, in an amount of at least $100. You may combine checks with automatic monthly bank debits and investments through the internet as long as your total additional investments in each calendar year does not exceed $120,000. The administrator will not charge you any fees for participating in these additional investments. You are under no obligation to make additional cash investments.

        Checks.    Checks received by the administrator will be invested in additional ADSs within three business days or, if the trading market for ADSs is closed, then, on the next business day after the third business day that the trading market for ADSs is open. Checks must be made payable in U.S. dollars and drawn on a United States bank. Checks should be made payable to "Shareowner Services—Novartis."

        Automatic Monthly Bank Debits.    You may purchase ADSs by authorizing automatic monthly debits, in a minimum amount of $100 per month, from your bank account. You may do so through the administrator's website or by completing Section 6 of the Account Authorization Form and sending your completed authorization form to the administrator by mail. Funds will be debited from your bank account on or about the 15th of each month and will be invested within three business days, or if the trading market for ADSs is closed, on the next business day after the third business day that the trading market for ADSs is open.

        Once the administrator receives your completed authorization form, it will take the administrator between four to six weeks to process the form. You will not receive any confirmation of the monthly debits other than as reflected on your Plan account statement and bank account statement. You must notify the administrator in writing by mail, online through the administrator's website or by telephone to change the monthly debit amount or terminate this automatic debit feature. To be effective with respect to a particular investment date, your request to enroll in, change or discontinue the automatic debit feature must be received by the administrator at least 15 business days prior to the investment date.

        Returned Checks; Failed Transfers.    If any additional cash investment, including payments by check or automatic withdrawal, is returned for any reason, the administrator will remove from your account any ADSs purchased upon prior credit of such funds, and will sell these ADSs. The administrator may sell other ADSs in the Plan account to recover a $25.00 returned funds fee for each additional cash contribution returned unpaid for any reason and may sell additional ADSs as necessary to cover any market loss incurred by the administrator.

        Pricing.    The price of ADSs purchased pursuant to the Plan will be calculated differently depending upon whether the transactions are executed directly with Novartis, in the open market or in negotiated transactions.

  •
  Open Market or Negotiated Transactions.  The price of ADSs purchased in the open market or in negotiated transactions will be the weighted average price per ADS of all ADSs purchased for the Plan on the date of the purchase.

  •
  Transactions with Novartis.  The price of newly issued ADSs, representing ordinary shares purchased by the administrator from Novartis and deposited with a custodian bank, will be the average of the high and the low sale prices of ADSs (as published in the Wall Street Journal reports of the New York Stock Exchange Composite Transactions) on the date of the purchase, or if the New York Stock Exchange is closed on that date, on the next day that the New York Stock Exchange is open.

        Neither the administrator nor you will be able to purchase ADSs at a specific date or time or at a specific price. It is up to the independent broker-dealer used by the Plan to determine when and at what prices ADSs will be bought. You will bear any risk associated with fluctuations in the market price of ADSs while investment funds are held pending investment. No interest will be paid on your funds pending investment.

        Source of ADSs.    The administrator will purchase ADSs on the New York Stock Exchange, in the over-the-counter market or in privately negotiated transactions twice a week, subject to any waiting periods required under the applicable securities laws or stock exchange regulations.

        The administrator may also purchase ordinary shares directly from Novartis and deposit such ordinary shares with the depositary bank for Novartis' ADR program, which will issue an equivalent number of ADSs. Novartis will use the proceeds it receives, if any, from the sale of such newly issued ordinary shares purchased directly from Novartis, for general corporate purposes.

        Novartis determines the source of ADSs used to fulfill Plan requirements. Subject to certain regulatory restrictions on the frequency with which Novartis can change its determination, Novartis may change its determination on the source of ADSs from time to time without giving you notice. Novartis expects that, generally, Plan purchases will be effected in open market transactions.

Funds Pending Investment

        During the period that an additional cash investment is pending, the collected funds in the possession of the administrator may be invested at its direction in certain short-term liquid investments. The risk of any loss from such investments shall be the responsibility of the administrator. Investment income from such investments shall be retained by the administrator or its agent.

Share Deposit Management and Safekeeping

        "Book-Entry" Account.    If not otherwise instructed, the ADSs in the Plan will be held for you by the administrator in a book-entry account. ADS ownership in book-entry form means that, while you will have full ownership of the ADSs that you have invested in pursuant to the Plan, your ADSs are registered in your name on the books of the administrator without the need for physical ADRs. The administrator is also the depositary for Novartis' ADS program.

        ADSs held in book-entry form have all the traditional rights and privileges of ADRs held in certificated form. Book-entry accounts eliminate the risk and expense of replacing lost or stolen ADRs, assure that your ADSs are always available should you need to deliver them for transfer and avoid your costs in maintaining a safe deposit box or other place to store your ADRs. Novartis ADSs that are issued in the future will be issued in book-entry form rather than physical ADRs unless you specify otherwise.

        You may at any time choose to have all or a portion of your book-entry ADSs transferred to your broker electronically by contacting your broker-dealer. When using your broker to facilitate a transfer of ADSs, provide them with a copy of your DRS account statement.

        American Depositary Receipts.    An ADR is a paper stock certificate that represents ADSs. If you prefer to hold your ADSs in certificated form, you may request an ADR. You can obtain ADRs for any whole ADSs in your Plan account at any time by contacting the administrator in writing or by telephone. The administrator will mail you ADR(s) for the requested number of whole ADSs as soon as practicable after receipt of your properly completed request.

        ADRs will be issued in the name(s) in which the Plan account is registered, unless you instruct the administrator otherwise. If an ADR is to be issued in a name other than your Plan account registration, the administrator will require a signature guarantee.

        ADR Safekeeping.    If you hold ADRs representing ADSs, whether or not such ADSs were acquired under the Plan, you have the option of depositing your existing ADRs for safekeeping in your Plan account by sending your ADRs by registered mail, return receipt requested, to the administrator with written instructions to deposit them in your Plan account in book-entry form. Do not endorse the ADRs or complete the assignment section of the ADR. Novartis recommends that you send your ADRs by registered mail, return receipt requested, and insure them for 2% of the market value of the underlying ADSs. There is no cost to you for this custodial service.

Tracking Your Investments and Account Statements

        Transaction Statements.    Each time that you purchase, reinvest dividends, sell, transfer or withdraw ADSs through the Plan, you will receive a statement from the administrator confirming your transaction. Each statement will include a transaction request form that will help you make additional investments, sales, transfers or withdrawals. You can also obtain transaction request forms at any time from the administrator. You may request duplicate transaction statements for the current or prior calendar year, at no cost to you, at any time, by contacting the administrator.

        Annual Statements.    You will receive annual statements reflecting your account balance and all transactions relating to your Plan account, including reinvestment of dividends. You may request duplicate annual statements for the current or prior calendar year, at no cost to you, at any time by contacting the administrator.

Shareholder Rights and Privileges

        As a Plan participant, you enjoy all the rights and privileges associated with the ownership of ADSs. You will receive all shareholder communications, including annual reports and proxy statements. You will be given the opportunity to give voting instructions with respect to the ADSs that you hold pursuant to the Plan; however, fractional ADSs cannot be voted.

Dividend Reinvestment

        If you do not elect otherwise, all cash dividends declared on ADSs that are enrolled in the Plan will be automatically reinvested in additional ADSs. The administrator will credit your Plan account with the purchased ADSs, including any fractional ADSs, as soon as practicable, and in no event more than 30 calendar days, following the dividend payment date on the ADS.

        If, however, you wish to change your dividend reinvestment election, you have to instruct the administrator by mail, internet or telephone to reinvest the cash dividends on all, a portion of or none of your ADSs that are held in the Plan. Your instructions will be effective commencing from the following dividend payment date if received two business days before the applicable dividend record date. The dividend record date on the ADSs will normally be about four to six weeks prior to the dividend payment date.

        The payment of dividends is at the discretion of the board of directors of Novartis. The board of directors of Novartis may change the amount and timing of dividends at any time without notice.

ADS Splits, Split of Ordinary Shares and Other Distributions

        If Novartis declares a split of its ADSs, your account under the Plan will be credited with the appropriate number of additional ADSs on the effective date of the split. If you send a notice of termination or a request to sell to the administrator between the record date and the payment date for a split, the request will not be processed until the split is credited to your account. If Novartis declares a split of its ordinary shares, your existing ADSs will represent the appropriate number of additional ordinary shares distributed pursuant to the share split.

        In the event that Novartis offers any share subscription or other rights to holders of its ordinary shares, to the extent that such rights are made available to holders of ADSs, the administrator will make them available to you with respect to the whole number of ADSs that you hold pursuant to the Plan. To the extent that such rights are not made available to holders of ADSs, they may be sold for the benefit of such holders, in which case the administrator will allocate your share of the proceeds of such sale to your account in the form of additional purchased ADSs.

Change of Name or Address

        Please notify the administrator immediately of any change in your name or address.

Sales of ADSs

        Sale Requests.    As a participant, you can arrange with the administrator to sell all or a portion of the ADSs in your Plan account on days that the trading market for ADSs is open. The administrator will use its best efforts to process your sale order on the next business day following receipt of your properly completed request (sale requests involving multiple transactions may experience a delay). The administrator will not be liable for any claim arising out of failure to sell ADSs on a certain date or at a specific price. This risk should be evaluated by the participant and is a risk that is borne solely by the participant. The administrator will deduct a $15 transaction fee and a brokerage commission of $0.12 per ADS from the sale proceeds and will forward a check for the remaining balance to you within 15 business days after it receives your sale request. You will not be required to pay any other fees or charges for selling your ADSs.

        Direct Deposit of Sale Proceeds.    If you submit a request to sell all or a portion of the ADSs credited to your Plan account, and are requesting the net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must be accompanied by your signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

        Pricing.    The price of ADSs sold in the open market and in negotiated transactions will be the weighted average price per ADS of all ADSs sold for the Plan on the date of the sale. Neither the administrator nor you will be able to sell ADSs at a specified time or price. It is up to the independent broker-dealer used by the Plan administrator to determine when and at what prices ADSs will be sold. You will bear any risk associated with fluctuations in the market price of ADSs while ADSs are held pending divestment.

Transfers of ADSs

        You may instruct the administrator to transfer any whole number of ADSs to the account of another person or to your own brokerage account outside or within the Plan by completing a transaction request form and any other documentation required by the administrator and mailing such forms and documents to the administrator. All transfers must be in writing and will require a signature guarantee.

        If you request to transfer all ADSs in your Plan account on or after a dividend record date, but before the dividend payment date, your transfer request will be processed; however, if your dividends are subject to reinvestment, your Plan account will not be terminated. You may receive additional ADSs as a result of the dividend reinvestment feature, which will require you to submit a written request to transfer the additional ADSs.

Written Requests and Instructions

        Any requests to sell or transfer ADSs or any other written requests or instructions may be sent to the administrator at the address set forth in the section of this prospectus entitled "Administration" below.

Online Account Access

        You may also access your account information and perform certain transactions online through the administrator's website at www.adr.com/shareholder. Once you have activated your account online, you may: authorize, change or discontinue automatic monthly bank withdrawals; sell some or all of the ADSs credited to your Plan account if the current market value of the ADSs to be sold is $25,000 or less (transactions for more than $25,000 must be effected in writing); make additional cash purchases (subject to the $120,000 annual limit); and you may change your dividend reinvestment option (for example, from full to partial reinvestment). Online access is not available to corporations and other legal entities, and certain other restrictions may apply.

Conducting Transactions Via Telephone

        You may also contact the administrator by telephone at 1-877-816-5333 to authorize, change or discontinue automatic monthly bank withdrawals; to sell some or all of the ADSs credited to your Plan account if the current market value of the ADSs to be sold is $25,000 or less (transactions for more than $25,000 must be effected in writing); to request an ADR for some or all of your full ADSs; and to change your dividend reinvestment option.

Termination of Your Account

        Voluntary Withdrawal by Participant.    You may terminate your participation by telephone, through the internet or by completing a transaction request form that you may obtain from the administrator. Your termination request generally will be processed on the day that it is received by the administrator or on the next business day. If your request to terminate your participation in the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as practicable, and a separate dividend check will be mailed to you. Future dividends will be paid in cash, unless you rejoin the Plan.

        Unless you instruct otherwise, upon termination of your account, your ADSs will remain registered on the book-entry system of the depositary bank for Novartis' ADR program. The administrator will liquidate any fractional ADSs in your account based on the sale price of ADSs on the date of liquidation, and will send you a check for the cash value of fractional ADSs. You will not be charged any fees for the issuance of the ADR , however, applicable service charges and brokerage commissions will apply for the liquidation of your fractional ADSs.

        When terminating your account, you may also request that all or part of the ADSs in your account be sold. Please refer to the section of this prospectus entitled "Sales of ADSs." ADSs sold in connection with terminating your account (including any fractional ADS) will be priced as discussed above in the section called "Sales of ADSs—Pricing."

        Termination by the Administrator.    The administrator may terminate your participation in the Plan if you do not own at least one ADS held through the Plan. Novartis also reserves the right to deny, modify, suspend or terminate participation in the Plan by otherwise eligible persons to the extent Novartis deems it advisable or necessary in its discretion to comply with applicable laws or to eliminate practices that are not consistent with the purposes of the Plan. If your participation in the Plan is terminated, all of your whole ADSs will remain registered on the book-entry system of the depositary bank for Novartis' ADR program, converted to direct registration and you will receive a cash payment, less any applicable brokerage commissions and service charges, for any fractional ADS credited to your account as of the date of termination.

U.S. Federal Income Tax Considerations

        The information set forth below summarizes certain U.S. federal income tax consequences of participation in the Plan. The information is not intended to be a complete description of all such consequences, and it does not discuss any state, local, Swiss withholding or other non-U.S. tax considerations that may be relevant to participation in the Plan. The description of U.S. federal income tax considerations may be affected by future legislation, IRS rulings and regulations and/or court decisions (possibly on a retroactive basis). For these reasons, participants should consult their own tax advisors with respect to the U.S. federal, state, local, Swiss withholding and other income tax consequences of participation in the Plan. The following discussion applies only to investors that are U.S. persons and that will hold ADSs as capital assets.

        In general, all your dividends, whether paid to you in cash or reinvested, are considered taxable income to you at the time the dividends are received or reinvested. In addition, brokerage commissions on purchases of ADSs purchased through the Plan, which will be paid by Novartis on your behalf, will be treated as distributions subject to U.S. federal income tax in the same manner as cash dividends. Shortly after the end of the year, the total amount of dividends and other distributions will be reported to you and to the Internal Revenue Service (the "IRS") on Form 1099-DIV.

        Under this general rule, the cost basis for U.S. federal income tax purposes of ADSs purchased through the Plan with reinvested dividends or cash investments is the price at which the ADSs are credited to your Plan account (see "Additional Investments in ADSs—Pricing"), increased by the amount of the brokerage commissions, if any, with respect to such ADSs paid by Novartis on your behalf.

        Generally, you will not realize gain or loss for U.S. federal income tax purposes upon the purchase and deposit of the ADSs in your Plan account, or the receipt of ADRs for ADSs held in your Plan account. However, you generally will realize gain or loss, upon the sale by the administrator of ADSs held in your account or upon the sale of ADRs by yourself in the open market. The amount of realized gain or loss, if any, is based on the difference between the amount you receive for the ADSs and your cost basis in the ADSs. Shortly after the close of the year, you will receive a Form 1099-B reflecting the proceeds from the sale of any ADSs executed by the administrator.

        The above rules may not be applicable to certain participants, such as tax-exempt entities. These participants should consult their own tax advisors.

        In general, information reporting requirements will apply to dividends or sale proceeds in respect of the ADSs paid within the United States, other than to certain exempt recipients, including corporations. In addition, you may, under certain circumstances, be subject to "backup withholding" with respect to dividends paid on the ADSs or the proceeds of any sale of the ADSs, unless you (i) are a corporation or fall within certain other exempt categories, or (ii) provide a correct taxpayer identification number ("TIN"), certify that you are not subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

        Any amount withheld under the backup withholding rules generally will be creditable against your U.S. federal income tax liability; provided that you furnish the required information to the IRS in a timely manner. If you do not provide a correct TIN, you may be subject to penalties imposed by the IRS.

        Please retain your account statements to establish the cost basis of ADSs purchased under the Plan for income tax and other purposes.

Miscellaneous

        Changes to the Plan.    Novartis reserves the right to suspend, modify or terminate the Plan, at any time, in whole or in part, with respect to participants in certain jurisdictions or your interest in the Plan, to the extent that Novartis deems it advisable or to the extent necessary in its discretion to comply with applicable laws. You will receive prior notice of any such suspension, modification or termination. Novartis also reserves the right to change any administrative procedures of the Plan. Novartis may change the fees and expense structure of the Plan at any time and from time to time upon 30 calendar days' prior notice to you.

        If the Plan or your interest in the Plan is terminated, your ADSs will remain registered on the book-entry system of the depositary bank for Novartis' ADR program. The administrator will liquidate any fractional ADSs in your account based on the sale price of ADSs on the date of liquidation. You may also request that the administrator transfer the ADSs in your account under the Plan to your brokerage account or that the administrator provide you with an ADR representing any whole number of ADSs in your Plan account. You will not be charged any fees for the issuance of the ADR; however, applicable service charges and brokerage commissions will apply for the liquidation of your fractional ADSs.

        Limitation of Liabilities.    The administrator may engage agents, subcontractors or attorneys-in-fact in connection with its operation of the Plan, provided the same are selected with reasonable care. Provisions herein that refer to the administrator shall also refer to its agents.

        The administrator is acting solely as agent for Novartis and owes no duties, fiduciary or otherwise, to any other person by reason of the Plan, and no implied duties, fiduciary or otherwise, should be read into the Plan. The administrator has undertaken to perform such duties and only such duties as are expressly set forth in the Plan, to be performed by it, and no implied covenants or obligations should be read into the Plan against the administrator.

        None of Novartis, its subsidiaries, the administrator or the independent broker-dealer are liable in connection with the operation of the Plan for any act done in good faith or for any good faith omission to act including, without limitation, any claims for liability:

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  arising out of failure to terminate a participant's participation in the Plan upon the participant's death prior to receipt of written notice of death from an appropriate fiduciary;

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  with respect to the prices or times at which ADSs are purchased or sold for any participant's account. The administrator will have no responsibility for the market value of ADSs held in the name of a participant;

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  arising from the act or omission to act by any broker or dealer appointed by the administrator to effect any purchases or sales of ADSs.

        In the absence of negligence or willful misconduct on its part, neither the administrator nor Novartis, whether acting directly or through agents or attorneys, will be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of their respective duties under the Plan. In no event will the administrator or Novartis be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the administrator or Novartis has been advised of the likelihood of such loss or damage and regardless of the form of action.

        The administrator will: (i) not be required to and will make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action under the Plan that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

        Neither the administrator nor Novartis are responsible or liable for any failure or delay in the performance of their respective obligations under the Plan arising out of or caused, directly or indirectly, by circumstances beyond their reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the administrator agrees to use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

        Validity of Ordinary Shares.    The validity of the ordinary shares of Novartis underlying the ADSs to be offered pursuant to the Plan has been passed upon for Novartis by Dr. Stefan Sulzer, Head Corporate Finance Legal at Novartis International AG.

Experts

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in management's report on internal control over financial reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers AG, Switzerland, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Additional Information About Novartis

        Novartis files annual and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information that Novartis files at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information about the Public Reference Room. Novartis's filings with the SEC are also available to the public from commercial document retrieval services and at the internet website maintained by the SEC at www.sec.gov.

        This prospectus is part of a registration statement on Form F-3 that Novartis filed with the SEC to register the securities offered under the Plan. As allowed by SEC rules, this prospectus does not contain all information that you can find in such registration statement or the exhibits to the registration statement. The SEC permits Novartis to "incorporate by reference" the information contained in our filed or submitted documents, which means that Novartis can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

        The following documents filed or submitted by Novartis AG with the SEC are incorporated by reference in this prospectus:

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  Annual Report on Form 20-F for the year ended December 31, 2008.

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  Report on Form 6-K furnished to the SEC on February 6, 2009, relating to the successful launch of a USD 5 billion bond issue.

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  Each of the following documents that we file with or furnish to the SEC after the date of this prospectus from now until we terminate the offering of securities under this prospectus and the registration statement:

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  Reports filed under Section 13(a), 13(c) or 15(d) of the Exchange Act, and

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  Reports filed or furnished on Form 6-K.

        Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        Upon your request, the administrator will provide at no cost to you a copy of any or all of the documents incorporated by reference in this document (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). You may do so by calling the toll-free number: 1-877-816-5333.

Administration

        The Plan is administered by JPMorgan Chase Bank, N.A. The administrator keeps records, sends statements and performs other duties relating to the Plan. Novartis may replace the administrator, and the administrator may resign, at any time, in which case, Novartis would designate a new administrator.

        Purchases and sales of ADSs under the Plan will be made by an independent broker-dealer that is not affiliated with Novartis or any of its subsidiaries. The administrator will furnish the name of the independent broker-dealer, including any affiliated broker-dealer, utilized in ADS transactions within a reasonable period of time upon written request from the participant. The administrator may replace the independent broker-dealer and the independent broker-dealer may resign, at any time, in which case, the administrator would designate a new independent broker-dealer. The independent broker-dealer may be an affiliate of the administrator.

        For further inquiries, please contact the administrator at:

Novartis ADS Direct Plan
JPMorgan Chase Bank, N.A.
P.O. Box 64503
Saint Paul, MN 55164-0503

        Certified or overnight mail should be sent to:

Novartis ADS Direct Plan
JPMorgan Chase Bank, N.A.
161 North Concord Exchange
South Saint Paul, MN 55075-1139

JPMorgan Service Center 1-877-816-5333
7:00 a.m.-7:00 p.m., Central Standard Time, Monday through Friday (except holidays)

        Please note that you can view your holdings and process transactions online at www.adr.com/shareholder. Once on the website, click "Account Access" to see balances, submit your sales instructions, and peruse Frequently Asked Questions. For help with the web, call the above toll-free number.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.    Indemnification of Directors and Officers

        Under Swiss law, directors and senior officers acting in violation of their statutory duties—whether dealing with bona fide third parties or performing any other acts on behalf of the corporation—may become liable to the corporation, its shareholders and (in bankruptcy) its creditors for damages. The directors' liability is joint and several but only to the extent the damage is attributable to each director based on wilful or negligent violation of duty. If the board of directors lawfully delegated the power to carry out day-to-day management to a different corporate body, such as the executive board, the board of directors is not vicariously liable for the acts of the members of the executive board. Instead, the directors can be held liable for their failure to properly select, instruct or supervise the executive board members. If directors and officers enter into a transaction on behalf of the corporation with bona fide third parties in violation of their statutory duties, the transaction is nevertheless valid as long as it is not excluded by the corporation's business purpose.

        Under Swiss law, a corporation may indemnify a director or officer of the corporation against losses and expenses (unless arising from his gross negligence or wilful misconduct), including attorney's fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of or serving at the request of the corporation.

        Novartis AG's articles of incorporation do not contain provisions regarding the indemnification of directors and officers but according to general principles of Swiss employment law, an employer may, under certain circumstances, be required to indemnify an employee against losses and expenses incurred by him in the execution of his duties under the employment agreement, unless the losses and expenses arise from the employee's gross negligence or wilful misconduct.

        We currently maintain directors' and officers' insurance for our directors and officers as well as officers and directors of certain of our subsidiaries.

Item 9.    Exhibits

Exhibit No.	Description of Document
4	Amended and Restated Novartis ADS Direct Plan, initially effective as of May 11, 2001 and amended and restated as of March 5, 2009.
5	Legal Opinion of Dr. Stefan Sulzer, Head Corporate Finance Legal at Novartis International AG, regarding the validity of the securities being registered.
23.1	Consent of PricewaterhouseCoopers AG.
23.2	Consent of Dr. Stefan Sulzer, Head Corporate Finance Legal at Novartis International AG (included in Exhibit 5 to this Registration Statement).
24
Power of Attorney (incorporated by reference to the signature pages to Novartis' registration statement on Form F-3 filed with the Securities and Exchange Commission on September 26, 2008 under file number 333-153696).

Item 10.    Undertakings

        The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 which are incorporated by reference in the Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   If the Registrant is a foreign issuer, to file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          (5)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted against the Registrant by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has theretofore been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Novartis AG certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Basel, Switzerland, on March 5, 2009.

NOVARTIS AG
By:	/s/ Raymund Breu
Name:	Dr. Raymund Breu
Title:	Chief Financial Officer, Novartis Group
By:	/s/ Thomas Werlen
Name:	Thomas Werlen
Title:	General Counsel, Novartis Group

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Dr. Daniel Vasella	Chairman and Chief Executive Officer (principal executive officer)	March 5, 2009
/s/ Raymund Breu Dr. Raymund Breu	Chief Financial Officer (principal financial and accounting officer)	March 5, 2009
* Dr. Ulrich Lehner	Vice Chairman and Lead Director of the Board of Directors	March 5, 2009
* Hans-Jörg Rudloff	Vice Chairman of the Board of Directors	March 5, 2009
* Srikant Datar, Ph.D.	Director	March 5, 2009
* Ann Fudge	Director	March 5, 2009

* Alexandre F. Jetzer	Director	March 5, 2009
* Pierre Landolt	Director	March 5, 2009
* Dr. Andreas von Planta	Director	March 5, 2009
* Dr. Ing. Wendelin Wiedeking	Director	March 5, 2009
* Marjorie M. Yang	Director	March 5, 2009
* Dr. Rolf M. Zinkernagel	Director	March 5, 2009
/s/ Barry Rosenfeld Barry Rosenfeld	Authorized U.S. Representative	March 5, 2009

*
By his signature below, the undersigned, pursuant to a duly authorized power of attorney filed with the Securities and Exchange Commission, has signed this Registration Statement on behalf of the person indicated.

/s/ Thomas Werlen Dr. Thomas Werlen

INDEX TO EXHIBITS

Exhibit No.	Description of Document
4	Amended and Restated Novartis ADS Direct Plan, initially effective as of May 11, 2001 and amended and restated as of March 5, 2009.
5	Legal Opinion of Dr. Stefan Sulzer, Head Corporate Finance Legal at Novartis International AG, regarding the validity of the securities being registered.
23.1	Consent of PricewaterhouseCoopers AG.
23.2	Consent of Dr. Stefan Sulzer, Head Corporate Finance Legal at Novartis International AG (included in Exhibit 5 to this Registration Statement).
24
Power of Attorney (incorporated by reference to the signature pages to Novartis' registration statement on Form F-3 filed with the Securities and Exchange Commission on September 26, 2008 under file number 333-153696).